Exhibit 99.1
August 27, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
Regarding the Retail Agency business, our Georgia and Alabama agencies for July are up in revenue by 10%. The results for our Florida agencies (40 branches) remain virtually unchanged with revenues flat and showing losses. We have made significant reductions in Florida expenses this quarter, with the expectation that the Florida economy will not improve near-term.
On the Carrier side of our business we have taken rate increases due to higher claims losses. In spite of the soft market, our MGA/Carrier is still showing an increase in revenues of 5% in July.
Following is our report on July’s results.

	July (Unaudited)
	Current Month			Year To Date
	2008	2007	Change	2008	2007	Change
	(In $1,000)%			(In $1,000)%
· Gross Premiums Produced[1]*	$11,882	$11,308	5%	$87,828	$85,170	3%

· MGA/Carrier Gross Premiums Produced[1,2]	$7,977	$7,724	3%	$60,049	$61,645	(3)%
· MGA/Carrier Revenues[2]	$4,781	$4,532	5%	$33,493	$30,998	8%

· Retail Agencies Gross Premium Produced[1,2]*	$5,170	$5,391	(4)%	$39,138	$39,748	(2)%
· Retail Agencies Group Revenues[2]*	$770	$797	(3)%	$6,126	$6,552	(7)%

· Company Revenues*	$5,330	$5,012	6%	$37,632	$34,675	9%
· Company Pre-Tax Income before stock option*	$(138)	$295	(147)%	$141	$1,504	(91)%
· Company Pre-Tax Income*	$(159)	$331	(148)%	$203	$1,758	(88)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
If you follow the results of Property and Casualty insurance companies, you have learned that 2007 and 2008 have been very poor years for our sector. Most have experienced flat or declining revenue and, in many cases, negative earnings or losses. Best Review (August 2008) reported 1st Quarter 2008 P&C Loss Ratio results compared to 1st Quarter 2007 increased from 65% to 72%, a 10% increase. Our Loss Ratio has also increased approximately 10%, comparing 1st Quarter 2008 to 1st Quarter 2007.
More favorable market conditions always follow soft markets. We believe our long term strategy and infrastructure investments will allow for significantly better results in the future.
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.

Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner Chairman	Lawrence (Bud) Stumbaugh President and Chief Executive Officer

This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.